Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Lonestar Resources US Inc.

Fort Worth, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-219759) and Form S-3 (No. 333-221392) of Lonestar Resources US Inc. of our report dated March 29, 2018, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

Dallas, Texas

March 29, 2018